Exchange Fund


         An Annual Meeting of Partners of the Fund was held on June 21, 2000, where shareholders vote to elect seven Managing General Partners and the ratification of Deloitte & Touche LLP as the independent public accountants. With regards to the election of David C. Arch as elected Managing General Partner by the partners of the Fund 176,182 shares voted in his favor. With regards to the election of Howard J Kerr as elected Managing General Partner by the partners of the Fund 176,182 shares voted in his favor. With regards to the election of Richards F. Powers III as elected Managing General Partner by the partners of the Fund 176,182 shares voted in his favor. With regards to the election of Rod Dammeyer as elected Managing General Partner by the partners of the Fund 176,182 shares voted in his favor. With regards to the election of Theodore A. Myers as elected Managing General Partner by the partners of the Fund 176,182 shares voted in his favor. With regards to the election of Hugo F. Sonnenschein as elected Managing General Partner by the partners of the Fund 176,182 shares voted in his favor. With regards to the election of Wayne W. Whalen as elected Managing General Partner by the partners of the Fund 176,182 shares voted in his favor. With regards to the ratification of Deloitte & Touche LLP as the independent public accountants for the Fund 176,182 shares voted in favor of the proposal, 0 shares voted against and 0 shares abstained.